Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BioTime, Inc.
Berkeley, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to the Registration Statement of our report dated February 6, 2004, relating to the financial statements of BioTime, Inc. appearing in the Company’s 2003 Annual Report on Form 10-K as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002. Our report contains an explanatory paragraph related to the development stage of BioTime’s operations.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP

San Francisco, California
June 9, 2004